EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 401(k) Profit Sharing Plan of Sinclair Broadcast Group, Inc. of our reports dated February 28, 2008, with respect to the consolidated financial statements and schedule of Sinclair Broadcast Group, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2007, and the effectiveness of internal control over financial reporting of Sinclair Broadcast Group, Inc. filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Baltimore, Maryland

August 8, 2008